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H. F. Ahmanson & Company and Subsidiaries
Statement of Computation of Earnings Per Share
Exhibit 11



     Common stock equivalents identified by the Company in determining its primary earnings per common share are stock options and stock appreciation rights. In addition, common stock equivalents used in the determination of fully diluted earnings per common share include the effect, when such effect is not anti-dilutive, of the 6% Cumulative Convertible Stock, Series D which is convertible into 11.8 million shares of Common Stock share of Common Stock. The following is a summary of the calculation of earnings per common share:
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


                                                                Three Months Ended March 31,
                                                                ----------------------------
                                                                   1995             1994
                                                                -----------      -----------
                                                                  (dollars in thousands,
                                                                  except per share data)
Primary earnings per common share:

  Net earnings                                                  $    50,696      $    55,355
  Less accumulated dividends on preferred stock                     (12,608)         (12,607)
                                                                -----------      -----------
      Net earnings attributable to common shares                $    38,088      $    42,748
                                                                ===========      ===========
  Weighted average number of common shares
    outstanding                                                 117,143,614      116,902,483
  Dilutive effect of outstanding common stock
    equivalents                                                      47,244          259,821
                                                                -----------      -----------
  Weighted average number of common shares as
    adjusted for calculation of primary
    earnings per share                                          117,190,858      117,162,304
                                                                ===========      ===========
      Primary earnings per common share                         $      0.33      $      0.36
                                                                ===========      ===========


Fully diluted earnings per common share:

  Net earnings                                                  $    50,696      $    55,355
  Less accumulated dividends on preferred stock                     (12,608)          (8,295)
                                                                -----------      -----------
      Net earnings attributable to common shares                $    38,088      $    47,060
                                                                ===========      ===========
  Weighted average number of common shares
    outstanding                                                 117,143,614      116,902,483
  Dilutive effect of outstanding common stock
    equivalents                                                      47,244       12,074,059
                                                                -----------      -----------
  Weighted average number of common shares as
    adjusted for calculation of fully diluted
    earnings per share                                          117,190,858      128,976,542
                                                                ===========      ===========
      Fully diluted earnings per common share                   $      0.33      $      0.36
                                                                ===========      ===========

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